Exhibit 1.01
Thermon Group Holdings, Inc.
Conflict Minerals Report
For The Year Ended December 31, 2023

INTRODUCTION

This Conflict Minerals Report (the "Report") is filed as an exhibit to the Specialized Disclosure Report on Form SD ("Form SD") of Thermon Group Holdings, Inc. (the "Company," "we" or "our") for the calendar year ended December 31, 2023 pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 (the "Rule"). The Rule was adopted by the Securities and Exchange Commission (the "SEC") to implement reporting and disclosure requirements related to conflict minerals, as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

"Conflict minerals" are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten. The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (such minerals are referred to as "necessary conflict minerals"), excepting conflict minerals that, prior to January 31, 2013, were located "outside of the supply chain" (as defined in the Rule).

For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry ("RCOI") designed to determine whether any of the conflict minerals originated in the Democratic Republic of the Congo (the "DRC") or an adjoining country (collectively, the "Covered Countries"). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals contained in its products originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence to attempt to determine if the necessary conflict minerals contained in those products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries.

COMPANY OVERVIEW AND PRODUCTS

We are one of the largest providers of highly engineered industrial process heating solutions for process industries. For almost 70 years, we have served a diverse base of thousands of customers around the world in attractive and growing markets, including general industrial, chemical and petrochemical, oil, gas, power generation, commercial, food and beverage, energy transition/decarbonization, rail and transit, and other. We offer a full suite of products (heating units, electrode and gas-fired oilers, heating cables, industrial heating blankets and related products, temporary power solutions and tubing bundles), services engineering, installation and maintenance services) and software (design optimization and wireless and network control systems) (collectively, the "product lines") required to deliver comprehensive solutions to some of the world's largest and most complex projects. With a legacy of innovation and continued investment in research and development, Thermon has established itself as a technology leader in hazardous or classified areas, and we are committed to developing sustainable solutions for our customers. We serve our customers through a global network of sales and service professionals and distributors in more than 30 countries and through our 11 manufacturing facilities on two continents.

SUPPLY CHAIN DESCRIPTION

We have evaluated our product lines to determine whether or not products that we manufacture or contract to manufacture contain necessary conflict minerals and have identified the presence of at least one necessary conflict mineral in our product lines.

As a global provider of industrial process heating solutions, we purchase the materials used in our products from a large network of suppliers; some of those materials contain necessary conflict minerals. We manufacture finished goods from raw components and semi-finished components and we also sub-assemble components. Our materials may be purchased directly from a manufacturer or through distribution. We are one of the last suppliers in our customers’ supply chain; as such, we are generally far removed from the mine, smelter or refinery where the necessary conflict minerals were originally processed. Therefore, we have relied on our suppliers to assist with our RCOI and due diligence efforts, including the identification of mines, smelters and refiners, for the necessary conflict minerals contained in the materials which they supply to us.

REASONABLE COUNTRY OF ORIGIN INQUIRY

In accordance with the Rule, we took measures to determine the reasonable country of origin for materials used in our production process that contained necessary conflict minerals. We identified 275 suppliers that may contribute necessary conflict minerals to our product lines, and requested that each identified supplier complete the Conflict Minerals Reporting Template ("CMRT") developed by the Responsible Business Alliance. The Company evaluated all responses received from suppliers for reasonableness based on our knowledge of the procurement and production process and followed up with the suppliers, to the extent possible, on missing or incosistent information. For those suppliers that identified mine, smelter or refinery facilities, we assessed whether such mines, smelters or refineries have been identified as conflict free per the Responsible Minerals Assurance Process ("RMAP"). If the facility was not identified as conflict free per the RMAP, independent research was performed to determine if the country of origin or smelter could be readily identified. We did not perform any third party audits of our supply chain, as we do not have a direct relationship with any of the mines, smelters or refiners where the necessary conflict minerals are processed. Most of the submitted CMRTs by suppliers were completed on a company or division level basis rather than focusing only on components incorporated into materials or products supplied to us. Due to these enterprise-level responses, we are unable to identify which smelters or refiners listed by our suppliers actually processed the conflict minerals contained in our products (if any).

We were not able to identify with reasonable certainty the country of origin or whether the materials came from recycled or scrap sources for any of our product lines containing one of the necessary conflict minerals, and accordingly, we have been unable to confirm the identification of and conflict-free status under RMAP standards for any mines, refineries or smelters used in our supply chain, and whether such necessary conflict minerals directly or indirectly financed or benefited armed groups in a Covered Country.

DUE DILIGENCE FRAMEWORK

In performing our due diligence, we followed the framework established by the Organization for Economic Co-operation and Developments ("OECD"), found within the document entitled OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and its related supplements. We are committed to the promotion of peace and the avoidance of human rights abuses across the globe and we expect our suppliers to source materials from socially responsible suppliers. We have established a company policy that enforces our commitment to maintaining a transparent and responsible supply chain. The policy has been communicated to all of the suppliers that we identified as a possible source of necessary conflict minerals.

We developed a cross-functional team to ensure timely implementation and execution of the due diligence program. We also enable our employees and suppliers to report any concerns relating to our conflict minerals program through our designated email address, conflict.minerals@thermon.com.

EFFORTS TO MITIGATE RISK

We intend to continue our efforts to achieve a more transparent supply chain in calendar year 2024, including: (i) continuing to expand our conflict minerals due diligence program on newly acquired businesses, (ii) extending our RCOIs further into our supply chain, (iii) continuing to actively communicate with our suppliers to assess the adequacy of their due diligence efforts, and (iv) improving our supplier data and contact information.

FORWARD-LOOKING STATEMENTS

This Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future plans with respect to risk mitigation and due diligence. All statements in this Report other than statements of historical fact, including, without limitation, statements regarding our conflict minerals compliance plans, are forward-looking statements. Words such as "may," "intend," "will," "believe," "plan," "expect" and other terms of similar meaning or the negative thereof are generally intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control. Except as required by applicable law, we assume no obligation, and disclaim any duty, to update or revise forward-looking statements whether as a result of new information, events or otherwise.